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                                                                EXHIBIT(a)(16.6)

                 [LETTERHEAD OF N M ROTHSCHILD & SONS LIMITED]

                                 PRESS RELEASE

                 NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION
                    IN OR INTO AUSTRALIA, CANADA OR JAPAN

FOR IMMEDIATE RELEASE                                          28 September 1995

                  ARCO RESPONSE TO ARAN/STATOIL JOINT VENTURE

  ARCO notes Aran's announcement today of a proposed joint venture with Statoil
(UK) Limited relating to the Connemara Field. Mr. Terry Dallas, Director of ARCO Irish Holdings, commented:

  "The proposed joint venture is surprising given Aran's stated view that it has the technical and financial resources to exploit all its assets.

  The proposed joint venture decreases the attraction of Connemara to ARCO given that it is the only significant exploration licence in Aran's portfolio where ARCO would hold 100% of the working interest and be the operator. We are opposed to this proposed transaction."

                                    - END -

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PRESS ENQUIRIES:

ARCO
Terry Dallas                   Telephone: (44) 171 831 3113

N M ROTHSCHILD & SONS LIMITED  Telephone: (44) 171 280 5000
Nicholas Wrigley
Tony Allen

PUBLIC RELATIONS:

WHPR                           Telephone: (353) 1 496 0244
Brian Bell

FINANCIAL DYNAMICS
Nick Miles                     Telephone: (44) 171 831 3113
Marc Popiolek                  Telephone: (44) 171 831 3113
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            Telephone 0171-280 5000 Fax 0171-929 1643 Telex 888031
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